Exhibit 99.1
MALIBU BOATS, INC. ANNOUNCES FOURTH QUARTER AND RECORD FISCAL 2022 RESULTS
Loudon, TN - August 25, 2022 - Malibu Boats, Inc. (Nasdaq: MBUU) today announced its financial results for the fourth quarter and fiscal year ended June 30, 2022.
Fiscal Fourth Quarter 2022 Highlights Compared to Fiscal Fourth Quarter 2021
•Net sales increased 27.6% to $353.2 million
•Unit volume increased 10.3% to 2,596 units
•Gross profit increased 29.5% to $89.6 million
•Net income increased 42.1% to $49.7 million
•Adjusted EBITDA increased 28.3% to $73.9 million
•Net income available to Class A Common Stock per share (diluted) increased 44.4% to $2.31 per share
•Adjusted fully distributed net income per share increased 32.1% to $2.43 per share on a fully distributed weighted average share count of 21.3 million shares of Class A Common Stock
Fiscal Year 2022 Highlights Compared to Fiscal Year 2021
•Net sales increased 31.1% to a record $1,214.9 million
•Unit volume increased 13.1% to a record 9,255 units
•Gross profit increased 31.1% to a record $310.1 million
•Net income increased 43.0% to a record $163.4 million
•Adjusted EBITDA increased 29.7% to a record $246.5 million
•Net income available to Class A Common Stock per share (diluted) increased 43.6% to a record $7.51 per share
•Adjusted fully distributed net income per share increased 31.6% to a record $7.91 on a fully distributed weighted average share count of 21.6 million shares of Class A Common Stock
“Our superior execution, combined with the strength of our brands and innovation, supported yet another tremendous quarter and overall record-smashing year, with net sales growing 31% and Adjusted EBITDA increasing nearly 30% over the prior year. Despite persistent supply chain headwinds, our operational excellence and advancements of our vertically integrated model have continued to shine and kept us strongly positioned as we closed out the fiscal year,” commented Jack Springer, Chief Executive Officer of Malibu Boats, Inc.
“Our Model Year 2023 lineup is nothing short of enviable as we as bring even larger and more feature-rich boats to the market. Additionally, we are extremely excited about the introduction of the Pathfinder 2400 TRS, our first Maverick product launch since the acquisition, which is sure to make waves with our customers. We continue to focus on our industry-leading innovation as we expand our differentiated portfolio across all our brands, giving us a significant edge with both loyal customers of our brands and first-time boat buyers,” continued Mr. Springer. “As we move into fiscal year 2023, we remain in an optimal position, doubling down on our strong conviction that our inherent strength and capabilities along with operational prowess will continue to drive profitability and deliver long-term value for our shareholders.”

Exhibit 99.1
Results of Operations for the Fourth Quarter and Fiscal Year 2022 (Unaudited)

	Three Months Ended June 30,		Fiscal Year Ended June 30,
	2022	2021	2022	2021

	(In thousands, except unit and per unit data)
Net Sales	$353,206	$276,722	$1,214,877	$926,515
Gross Profit	$89,627	$69,227	$310,051	$236,485
Gross Profit Margin	25.4%	25.0%	25.5%	25.5%
Net Income	$49,685	$34,962	$163,430	$114,282
Net Income Margin	14.1%	12.6%	13.5%	12.3%
Adjusted EBITDA	$73,901	$57,620	$246,529	$190,103
Adjusted EBITDA Margin	20.9%	20.8%	20.3%	20.5%
Comparison of the Fourth Quarter Ended June 30, 2022 to the Fourth Quarter Ended June 30, 2021
Net sales for the three months ended June 30, 2022 increased $76.5 million, or 27.6%, to $353.2 million, compared to the three months ended June 30, 2021. The increase in net sales was driven primarily by year-over-year price increases, a favorable model mix and increased unit volumes primarily in our Malibu and Cobalt segments. We recognized an increase in net sales across all three segments and increase in volumes at our Malibu and Cobalt segments during the three months ended June 30, 2022. Unit volume for the three months ended June 30, 2022 increased 242 units, or 10.3%, to 2,596 units compared to the three months ended June 30, 2021. Our unit volume increased primarily due to strong demand at our Malibu and Cobalt segments.
Net sales attributable to our Malibu segment increased $40.0 million, or 29.2%, to $177.0 million for the three months ended June 30, 2022 compared to the three months ended June 30, 2021. Unit volumes attributable to our Malibu segment increased 154 units, or 12.0%, for the three months ended June 30, 2022 compared to the three months ended June 30, 2021. The increase in net sales was primarily driven by year-over-year price increases and increased volume.
Net sales from our Saltwater Fishing segment increased $9.5 million, or 10.9%, to $96.3 million, for the three months ended June 30, 2022, compared to the three months ended June 30, 2021. Unit volumes decreased 35 units, or 14.0% for the three months ended June 30, 2022 compared to the three months ended June 30, 2021. The increase in net sales was driven primarily by year-over-year price increases and favorable model mix, partially offset by a decrease in volumes due to production of larger, more complex boats.
Net sales from our Cobalt segment increased $27.0 million, or 51.1%, to $79.9 million for the three months ended June 30, 2022 compared to the three months ended June 30, 2021. Unit volumes attributable to Cobalt increased 123 units, or 26.0% for the three months ended June 30, 2022 compared to the three months ended June 30, 2021. The increase in net sales was driven by year-over-year price increases, increased volume, and a favorable model mix.
Our overall net sales per unit increased 15.7% to approximately $136,000 per unit for the three months ended June 30, 2022 compared to the three months ended June 30, 2021. Net sales per unit for our Malibu segment increased 15.7% to $119,769 per unit for the three months ended June 30, 2022 compared to the three months ended June 30, 2021, driven by year-over-year price increases. Net sales per unit for our Saltwater Fishing segment increased 18.3% to $181,704 for the three months ended June 30, 2022 compared to the three months ended June 30, 2021, driven by year-over-year price increases and a favorable mix of models. Net sales per unit for our Cobalt segment increased 19.5% to $135,859 per unit for the three months ended June 30, 2022 compared to the three months ended June 30, 2021, driven by year-over-year price increases and a favorable model mix.
Cost of sales for the three months ended June 30, 2022 increased $56.1 million, or 27.0%, to $263.6 million as compared to the three months ended June 30, 2021. The increase in cost of sales was driven by higher costs related to higher net sales in all our segments, increased prices due to supply chain disruptions and inflationary pressures that have impacted prices on parts and components. In the Malibu segment, higher per unit material and labor costs

Exhibit 99.1
contributed $21.2 million to the increase in cost of sales and were driven by an increased mix of larger products that corresponded with higher net sales per unit. Within our Saltwater Fishing segment, higher per unit material and labor costs contributed $13.2 million to the increase in cost of sales and were driven by an increased mix of larger products that corresponded with higher net sales per unit. In the Cobalt segment, higher per unit material and labor costs contributed $18.0 million to the increase in cost of sales and were driven by an increased mix of larger products that corresponded with higher net sales per unit.
Gross profit for the three months ended June 30, 2022 increased $20.4 million, or 29.5%, to $89.6 million compared to the three months ended June 30, 2021. The increase in gross profit was driven primarily by a favorable mix of models that corresponded with higher net sales per unit. Gross margin for the three months ended June 30, 2022 increased 40 basis points from 25.0% to 25.4%.
Selling and marketing expenses for the three months ended June 30, 2022 increased $0.1 million, or 1.7%, to $5.4 million compared to the three months ended June 30, 2021. The increase was driven primarily by an increase in travel and other miscellaneous expenses which were slightly offset by a decrease in compensation and personnel-related expenses and promotional events for the three months ended June 30, 2022 as compared to the three months ended June 30, 2021. As a percentage of sales, selling and marketing expenses decreased 40 basis points to 1.5% for the three months ended June 30, 2022 compared to the three months ended June 30, 2021. General and administrative expenses for the three months ended June 30, 2022 increased $0.3 million, or 2.0%, to $17.2 million as compared to the three months ended June 30, 2021. The increase in general and administrative expenses was driven primarily by an increase in compensation and personnel-related expenses, increase in information technology infrastructure expenses, increase in licenses and permits and travel which were slightly offset by a decrease in professional fees. As a percentage of sales, general and administrative expenses decreased 120 basis points to 4.9% for the three months ended June 30, 2022 compared to the three months ended June 30, 2021. Amortization expense for the three-month period ended June 30, 2022 decreased $0.4 million, or 19.5%, when compared to the three months ended June 30, 2021, due to a decrease of amortization expense related to fully amortized intangibles.
Operating income for the three months ended June 30, 2022 increased to $65.4 million from $45.0 million for the three months ended June 30, 2021. Net income for the three months ended June 30, 2022 increased 42.1% to $49.7 million from $35.0 million and net income margin increased to 14.1% from 12.6% for the three months ended June 30, 2021. Adjusted EBITDA for the three months ended June 30, 2022 increased 28.3% to $73.9 million from $57.6 million, while Adjusted EBITDA margin increased to 20.9% from 20.8% for the three months ended June 30, 2021.
Comparison of the Fiscal Year Ended June 30, 2022 to the Fiscal Year Ended June 30, 2021
Net sales for fiscal year 2022 increased $288.4 million, or 31.1%, to $1,214.9 million, compared to fiscal year 2021. The increase in net sales was driven primarily by increased unit volumes across all three segments, year-over-year price increases and a favorable model mix. We recognized an increase in net sales and volumes across all three segments during fiscal year 2022. Unit volume for fiscal year 2022 increased 1,070 units, or 13.1%, to 9,255 units compared to fiscal year 2021.
Net sales attributable to our Malibu segment increased $124.0 million, or 25.6%, to $607.6 million for fiscal year 2022 compared to fiscal year 2021. Unit volumes attributable to our Malibu segment increased 332 units for fiscal year 2022 compared to fiscal year 2021. The increase in net sales was driven by year-over-year price increases, a favorable model mix and increased volume resulting from strong demand for our Malibu and Axis model boats.
Net sales from our Saltwater Fishing segment increased $99.0 million, or 40.8%, to $341.9 million for fiscal year 2022 compared to fiscal year 2021. Unit volumes increased 607 units for fiscal year 2022 compared to fiscal year 2021. The increase in net sales was driven primarily by the acquisition of Maverick Boat Group on December 31, 2020, year-over-year price increases and a favorable model mix. The increase in unit volumes resulted primarily from our addition of the Maverick Boat Group.
Net sales from our Cobalt segment increased $65.4 million, or 32.7%, to $265.4 million for fiscal year 2022 compared to fiscal year 2021. Unit volumes attributable to Cobalt increased 131 units for fiscal year 2022 compared to fiscal year 2021. The increase in net sales was driven primarily by a favorable model mix, year-over-year price

Exhibit 99.1
increases and increased volume. We experienced increased volume at Cobalt as a result of our prior year investments in the Cobalt facilities to optimize efficiency and expand capacity.
Our overall net sales per unit increased 16.0% to $131,267 per unit for fiscal year 2022 compared to fiscal year 2021. Net sales per unit for our Malibu segment increased 17.6% to $117,445 per unit for fiscal year 2022 compared to fiscal year 2021, primarily driven by year-over-year price increases and a favorable model mix. Net sales per unit for our Saltwater Fishing segment decreased 1.2% to $168,025 per unit for fiscal year 2022 compared to fiscal year 2021, primarily driven by mix of models due mostly to the inclusion of lower priced models from our acquisition of Maverick Boat Group on December 31, 2020. Net sales per unit for our Cobalt segment increased 24.2% to $129,655 per unit for fiscal year 2022 compared to fiscal year 2021, driven primarily by a favorable model mix and year-over-year price increases.
Cost of sales for fiscal year 2022 increased $214.8 million, or 31.1%, to $904.8 million compared to fiscal year 2021. The increase in cost of sales was driven by higher costs related to higher net sales in all our segments and increased prices due to supply chain disruptions and inflationary pressures that have impacted prices on parts and components. In the Malibu segment, higher per unit material and labor costs contributed $66.7 million to the increase in cost of sales and were driven by an increased mix of larger products that corresponded with higher net sales per unit. Within our Saltwater Fishing segment, higher per unit material and labor costs contributed $87.3 million to the increase in cost of sales and were driven by the acquisition of Maverick Boat Group on December 31, 2020 and an increased mix of larger products that corresponded with higher net sales per unit. In the Cobalt segment, higher per unit material and labor costs contributed $44.8 million to the increase in cost of sales and were driven by an increased mix of larger products that corresponded with higher net sales per unit.
Gross profit for fiscal year 2022 increased $73.6 million, or 31.1%, compared to fiscal year 2021. The increase in gross profit was driven primarily by higher sales revenue with a more favorable product mix and the contribution of Maverick Boat Group partially offset by the increased cost of sales for the reasons noted above. Gross margin remained flat at 25.5% in fiscal year 2022.
Selling and marketing expense for fiscal year 2022 increased $5.4 million, or 30.6% to $22.9 million compared to fiscal year 2021. The increase was driven primarily by incremental selling and marketing expenses from the acquisition of Maverick Boat Group, increased compensation and personnel-related expenses, increased travel and promotional events that resumed in fiscal year 2022 after being suspended for COVID-19 during the early portion of fiscal year 2021. As a percentage of sales, selling and marketing expense remained flat at 1.9% for fiscal year 2022. General and administrative expense for fiscal year 2022 increased $4.5 million, or 7.2%, to $66.4 million compared to fiscal year 2021. The increase in general and administrative expenses was driven primarily by an increase in compensation and personnel-related expenses, travel related expenses, information technology infrastructure expenses, incremental general and administrative expenses due to the acquisition of Maverick Boat Group, facility maintenance expenses and insurance expenses partially offset by lower professional fees and a decrease in acquisition expenses related to the acquisition of Maverick Boat Group on December 31, 2020. As a percentage of sales, general and administrative expenses decreased 120 basis points to 5.4% for fiscal year 2022 compared to 6.6% for fiscal year 2021. Amortization expense for fiscal year 2022 decreased $0.3 million, or 4.1%, to $7.0 million compared to fiscal year 2021, due to a decrease of amortization expense related to fully amortized intangibles.
Operating income for fiscal year 2022 increased to $213.8 million from $149.8 million for fiscal year 2021. Net income for fiscal year 2022 increased 43.0% to $163.4 million from $114.3 million and net income margin increased to 13.5% for fiscal year 2022 from 12.3% for fiscal year 2021. Adjusted EBITDA for fiscal year 2022 increased 29.7% to $246.5 million from $190.1 million, while Adjusted EBITDA margin decreased to 20.3% for fiscal year 2022 from 20.5% for fiscal year 2021.

Exhibit 99.1
Fiscal 2023 Guidance
For the full fiscal year 2023, Malibu anticipates net sales growth percentage in the mid to high single digits year-over-year and Adjusted EBITDA margin down slightly year-over-year.
The Company has not provided reconciliations of guidance for Adjusted EBITDA margin, in reliance on the unreasonable efforts exception provided under Item 10(e)(1)(i)(B) of Regulation S-K. The Company is unable, without unreasonable efforts, to forecast certain items required to develop meaningful comparable GAAP financial measures. These items include acquisition and integration related expenses, costs related to the Company’s vertical integration initiatives and litigation expenses that are difficult to predict in advance in order to include in a GAAP estimate.
Webcast and Conference Call Information
The Company will host a webcast and conference call to discuss fourth quarter and fiscal year 2022 results on Thursday, August 25, 2022, at 8:30 a.m. Eastern Time. Investors and analysts can participate on the conference call by registering at the following URL: (https://register.vevent.com/register/BI43a7ec6e25e44279ba8bc1c4af2e84e6) where they will be provided a phone number and access code. Alternatively, interested parties can listen to a live webcast of the conference call by logging on to the Investor Relations section on the Company’s website at
http://investors.malibuboats.com. A replay of the webcast will also be archived on the Company’s website for twelve months.
About Malibu Boats, Inc.
Based in Loudon, Tennessee, Malibu Boats, Inc. (MBUU) is a leading designer, manufacturer and marketer of a diverse range of recreational powerboats, including performance sport, sterndrive and outboard boats. Malibu Boats, Inc. is the market leader in the performance sport boat category through its Malibu and Axis boat brands, the leader in the 20’ - 40’ segment of the sterndrive boat category through its Cobalt brand, and in a leading position in the saltwater fishing boat market with its Pursuit and Cobia offshore boats and Pathfinder, Maverick, and Hewes flats and bay boat brands. A pre-eminent innovator in the powerboat industry, Malibu Boats, Inc. designs products that appeal to an expanding range of recreational boaters, fisherman and water sports enthusiasts whose passion for boating is a key component of their active lifestyles. For more information, visit www.malibuboats.com, www.axiswake.com, www.cobaltboats.com, www.pursuitboats.com, or www.maverickboatgroup.com.
Non-GAAP Financial Measures
This release includes the following financial measures defined as non-GAAP financial measures by the Securities and Exchange Commission: Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Fully Distributed Net Income and Adjusted Fully Distributed Net Income per Share. These measures have limitations as analytical tools and should not be considered as an alternative to, or more meaningful than, net income as determined in accordance with U.S. generally accepted accounting principles (“GAAP”) or as an indicator of our liquidity. Our presentation of these non-GAAP financial measures should also not be construed as an inference that our results will be unaffected by unusual or non-recurring items. Our computations of these non-GAAP financial measures may not be comparable to other similarly titled measures of other companies.
We define Adjusted EBITDA as net income before interest expense, income taxes, depreciation, amortization and non-cash, non-recurring or non-operating expenses, including certain professional fees, acquisition and integration-
related expenses, non-cash compensation expense and adjustments to our tax receivable agreement liability. We define Adjusted EBITDA Margin as Adjusted EBITDA divided by net sales. Adjusted EBITDA and Adjusted EBITDA Margin are not measures of net income as determined by GAAP. Management believes Adjusted EBITDA and Adjusted EBITDA Margin allow investors to evaluate our operating performance and compare our results of operations from period to period on a consistent basis by excluding items that management does not believe are indicative of our core operating performance. Management uses Adjusted EBITDA to assist in highlighting trends in our operating results without regard to our financing methods, capital structure and non-recurring or non-operating expenses. We exclude the items listed above from net income in arriving at Adjusted EBITDA because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures, the methods by which assets were acquired and other factors.

Exhibit 99.1
Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historical costs of depreciable assets.
We define Adjusted Fully Distributed Net Income as net income attributable to Malibu Boats, Inc. (i) excluding income tax expense, (ii) excluding the effect of non-recurring or non-cash items, (iii) assuming the exchange of all LLC units into shares of Class A Common Stock, which results in the elimination of non-controlling interest in Malibu Boats Holdings, LLC (the "LLC"), and (iv) reflecting an adjustment for income tax expense on fully distributed net income before income taxes at our estimated effective income tax rate. Adjusted Fully Distributed Net Income is a non-GAAP financial measure because it represents net income attributable to Malibu Boats, Inc., before non-recurring or non-cash items and the effects of non-controlling interests in the LLC. We use Adjusted Fully Distributed Net Income to facilitate a comparison of our operating performance on a consistent basis from period to period that, when viewed in combination with our results prepared in accordance with GAAP, provides a more complete understanding of factors and trends affecting our business than GAAP measures alone. We believe Adjusted Fully Distributed Net Income assists our board of directors, management and investors in comparing our net income on a consistent basis from period to period because it removes non-cash or non-recurring items, and eliminates the variability of non-controlling interest as a result of member owner exchanges of LLC units into shares of Class A Common Stock. In addition, because Adjusted Fully Distributed Net Income is susceptible to varying calculations, the Adjusted Fully Distributed Net Income measures, as presented in this release, may differ from and may, therefore, not be comparable to similarly titled measures used by other companies.
A reconciliation of our net income as determined in accordance with GAAP to Adjusted EBITDA and the numerator and denominator for our net income available to Class A Common Stock per share to Adjusted Fully Distributed Net Income per share of Class A Common Stock is provided under "Reconciliation of Non-GAAP Financial Measures".
Cautionary Statement Concerning Forward Looking Statements
This press release includes forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Forward-looking statements can be identified by such words and phrases as “believes,” “anticipates,” “expects,” “intends,” “estimates,” “may,” “will,” “should,” “continue” and similar expressions, comparable terminology or the negative thereof, and includes statements in this press release regarding trends toward larger, more custom boats; expected strong retail demand; and the introduction of new boat models for model year 2023.
Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, including, but not limited to: general industry, economic and business conditions; our ability to execute our manufacturing strategy successfully; our large fixed cost base; increases in the cost of, or unavailability of, raw materials, component parts and transportation costs; disruptions in our suppliers’ operations; our reliance on third-party suppliers for raw materials and components and any interruption of our informal supply arrangements; our reliance on certain suppliers for our engines and outboard motors; our ability to meet our manufacturing workforce needs; exposure to workers' compensation claims and other workplace liabilities; our ability to grow our business through acquisitions and integrate such acquisitions to fully realize their expected benefits; our growth strategy which may require us to secure significant additional capital; our ability to protect our intellectual property; disruptions to our network and information systems; our success at developing and implementing a new enterprise resource planning system; risks inherent in operating in foreign jurisdictions; the effects of the COVID-19 pandemic on us; a natural disaster, global pandemic or other disruption at our manufacturing facilities; increases in income tax rates or changes in income tax laws; our dependence on key personnel; our ability to enhance existing products and market new or enhanced products; the continued strength of our brands; the seasonality of our business; intense competition within our industry; increased consumer preference for used boats or the supply of new boats by competitors in excess of demand; competition with other activities for consumers’ scarce leisure time; changes in currency exchange rates; an increase in energy and fuel costs; our reliance on our network of independent dealers and increasing competition for dealers; the financial health of our dealers and their continued access to financing; our obligation to repurchase inventory of certain dealers; our exposure to claims for product liability and warranty claims; changes to U.S. trade policy, tariffs

Exhibit 99.1
and import/export regulations; any failure to comply with laws and regulations including environmental, workplace safety and other regulatory requirements; our holding company structure; covenants in our credit agreement governing our revolving credit facility which may limit our operating flexibility; our variable rate indebtedness which subjects us to interest rate risk; our obligation to make certain payments under a tax receivables agreement; and any failure to maintain effective internal control over financial reporting or disclosure controls or procedures; and other factors affecting us detailed from time to time in our filings with the Securities and Exchange Commission. Many of these risks and uncertainties are outside our control, and there may be other risks and uncertainties which we do not currently anticipate because they relate to events and depend on circumstances that may or may not occur in the future.
Although we believe that the expectations reflected in any forward-looking statements are based on reasonable assumptions at the time made, we can give no assurance that our expectations will be achieved. Undue reliance should not be placed on these forward-looking statements, which speak only as of the date hereof. We undertake no obligation (and we expressly disclaim any obligation) to update or supplement any forward-looking statements that may become untrue because of subsequent events, whether because of new information, future events, changes in assumptions or otherwise. Comparison of results for current and prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

Investor Contacts

Malibu Boats, Inc.
Wayne Wilson
Chief Financial Officer
(865) 458-5478
InvestorRelations@MalibuBoats.com

Exhibit 99.1
MALIBU BOATS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations and Comprehensive Income (Unaudited)
(In thousands, except share and per share data)

	Three Months Ended June 30,		Fiscal Year Ended June 30,
	2022	2021	2022	2021
Net sales	$353,206	$276,722	$1,214,877	$926,515
Cost of sales	263,579	207,495	904,826	690,030
Gross profit	89,627	69,227	310,051	236,485
Operating expenses:
Selling and marketing	5,352	5,260	22,900	17,540
General and administrative	17,164	16,823	66,371	61,915
Amortization	1,700	2,113	6,957	7,255
Operating income	65,411	45,031	213,823	149,775
Other expense (income), net:
Other expense (income), net	1,016	(986)	983	(1,015)
Interest expense	885	732	2,875	2,529
Other expense (income), net	1,901	(254)	3,858	1,514
Income before provision for income taxes	63,510	45,285	209,965	148,261
Provision for income taxes	13,825	10,323	46,535	33,979
Net income	49,685	34,962	163,430	114,282
Net income attributable to non-controlling interest	1,766	1,235	5,798	4,441
Net income attributable to Malibu Boats, Inc.	$47,919	$33,727	$157,632	$109,841

Comprehensive income:
Net income	$49,685	$34,962	$163,430	$114,282
Other comprehensive (loss) income:
Change in cumulative translation adjustment	(1,882)	(297)	(1,868)	1,493
Other comprehensive (loss) income	(1,882)	(297)	(1,868)	1,493
Comprehensive income	47,803	34,665	161,562	115,775
Less: comprehensive income attributable to non-controlling interest	1,699	1,225	5,731	4,507
Comprehensive income attributable to Malibu Boats, Inc., net of tax	$46,104	$33,440	$155,831	$111,268

Weighted average shares outstanding used in computing net income per share:
Basic	20,466,800	20,843,921	20,749,237	20,752,652
Diluted	20,651,031	21,144,417	20,986,256	21,011,087
Net income available to Class A Common Stock per share:
Basic	$2.34	$1.62	$7.60	$5.29
Diluted	$2.31	$1.60	$7.51	$5.23

Exhibit 99.1
MALIBU BOATS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets (Unaudited)
(In thousands, except share and per share data)

	June 30, 2022	June 30, 2021
Assets
Current assets
Cash	$83,744	$41,479
Trade receivables, net	51,598	49,844
Inventories, net	157,002	116,685
Prepaid expenses and other current assets	6,155	4,775
Total current assets	298,499	212,783
Property, plant and equipment, net	170,718	132,913
Goodwill	100,804	101,033
Other intangible assets, net	228,304	235,363
Deferred tax asset	42,314	48,022
Other assets	10,687	12,670
Total assets	$851,326	$742,784
Liabilities
Current liabilities
Current maturities of long-term debt	$1,563	$4,250
Accounts payable	44,368	45,992
Accrued expenses	87,742	77,179
Income taxes and tax distribution payable	1,670	3,209
Payable pursuant to tax receivable agreement, current portion	3,958	3,773
Total current liabilities	139,301	134,403
Deferred tax liabilities	26,965	27,869
Other liabilities	11,855	15,892
Payable pursuant to tax receivable agreement, less current portion	41,583	44,441
Long-term debt	118,054	139,025
Total liabilities	337,758	361,630
Stockholders' Equity
Class A Common Stock, par value $0.01 per share, 100,000,000 shares authorized; 20,501,081 shares issued and outstanding as of June 30, 2022; 20,847,019 shares issued and outstanding as of June 30, 2021	203	207
Class B Common Stock, par value $0.01 per share, 25,000,000 shares authorized; 10 shares issued and outstanding as of June 30, 2022; 10 shares issued and outstanding as of June 30, 2021	—	—
Preferred Stock, par value $0.01 per share; 25,000,000 shares authorized; no shares issued and outstanding as of June 30, 2022; no shares issued and outstanding as of June 30, 2021	—	—
Additional paid in capital	85,294	111,308
Accumulated other comprehensive loss, net of tax	(3,507)	(1,639)
Accumulated earnings	421,184	263,552
Total stockholders' equity attributable to Malibu Boats, Inc.	503,174	373,428
Non-controlling interest	10,394	7,726
Total stockholders’ equity	513,568	381,154
Total liabilities and stockholders' equity	$851,326	$742,784

Exhibit 99.1

MALIBU BOATS, INC. AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures

Reconciliation of Net Income to Non-GAAP Adjusted EBITDA and Adjusted EBITDA Margin (Unaudited):
The following table sets forth a reconciliation of net income as determined in accordance with GAAP to Adjusted EBITDA and Adjusted EBITDA Margin for the periods indicated (dollars in thousands):

	Three Months Ended June 30,		Fiscal Year Ended June 30,
	2022	2021	2022	2021
Net income	$49,685	$34,962	$163,430	$114,282
Provision for income taxes	13,825	10,323	46,535	33,979
Interest expense	885	732	2,875	2,529
Depreciation	4,986	4,421	19,365	15,636
Amortization	1,700	2,113	6,957	7,255
Professional fees [1]	—	2,631	—	5,817
Acquisition and integration related expenses [2]	—	1,005	—	5,112
Stock-based compensation expense [3]	1,795	1,521	6,342	5,581
Adjustments to tax receivable agreement liability [4]	1,025	(88)	1,025	(88)
Adjusted EBITDA	$73,901	$57,620	$246,529	$190,103
Net Sales	$353,206	$276,722	$1,214,877	$926,515
Net Income Margin [5]	14.1%	12.6%	13.5%	12.3%
Adjusted EBITDA Margin [5]	20.9%	20.8%	20.3%	20.5%

(1)	For the three months and fiscal year ended June 30, 2021, represents legal and advisory fees related to our litigation with Skier's Choice, Inc.
(2)	For the three months and fiscal year ended June 30, 2021, represents legal and advisory fees incurred in connection with our acquisition of Maverick Boat Group on December 31, 2020. Integration related expenses for the fiscal year ended June 30, 2021 include post-acquisition adjustments to cost of goods sold of $0.9 million for the fair value step up of inventory acquired from Maverick Boat Group, which was sold during the third quarter of fiscal year 2021.
(3)	Represents equity-based incentives awarded to certain of our employees under the Malibu Boats, Inc. Long-Term Incentive Plan and profit interests issued under the previously existing limited liability company agreement of the LLC.
(4)
For the three months and fiscal year ended June 30, 2022, we recognized other expense from an adjustment in our tax receivable agreement liability due to an increase in the state tax rate used in computing our future tax obligations and in turn, an increase in the future benefit we expect to pay under our tax receivable agreement with pre-IPO owners. For the three months and fiscal year ended June 30, 2021, we recognized other income from an adjustment in our tax receivable agreement liability as a result of a decrease in the estimated tax rate used in computing our future tax obligations and in turn, a decrease in the future tax benefit we expect to pay under our tax receivable agreement with pre-IPO owners.

(5)	We calculate net income margin as net income divided by net sales and we define adjusted EBITDA margin as adjusted EBITDA divided by net sales.

Exhibit 99.1
Reconciliation of Non-GAAP Adjusted Fully Distributed Net Income (Unaudited):
The following table shows the reconciliation of the numerator and denominator for net income available to Class A Common Stock per share to Adjusted Fully Distributed Net Income per Share of Class A Common Stock for the periods presented (in thousands except share and per share data):

	Three Months Ended June 30,		Fiscal Year Ended June 30,
	2022	2021	2022	2021
Reconciliation of numerator for net income available to Class A Common Stock per share to Adjusted Fully Distributed Net Income per Share of Class A Common Stock:
Net income attributable to Malibu Boats, Inc.	$47,919	$33,727	$157,632	$109,841
Provision for income taxes	13,825	10,323	46,535	33,979
Professional fees [1]	—	2,631	—	5,817
Acquisition and integration related expenses [2]	1,658	2,664	6,653	10,558
Stock-based compensation expense [3]	1,795	1,521	6,342	5,581
Adjustments to tax receivable agreement liability [4]	1,025	(88)	1,025	(88)
Net income attributable to non-controlling interest [5]	1,766	1,235	5,798	4,441
Fully distributed net income before income taxes	67,988	52,013	223,985	170,129
Income tax expense on fully distributed income before income taxes [6]	16,181	12,275	53,308	40,150
Adjusted fully distributed net income	$51,807	$39,738	$170,677	$129,979

	Three Months Ended June 30,		Fiscal Year Ended June 30,
	2022	2021	2022	2021
Reconciliation of denominator for net income available to Class A Common Stock per share to Adjusted Fully Distributed Net Income per Share of Class A Common Stock:
Weighted average shares outstanding of Class A Common Stock used for basic net income per share:	20,466,800	20,843,921	20,749,237	20,752,652
Adjustments to weighted average shares of Class A Common Stock:
Weighted-average LLC units held by non-controlling unit holders [7]	600,919	601,414	600,919	665,217
Weighted-average unvested restricted stock awards issued to management [8]	268,387	231,165	252,135	212,579
Adjusted weighted average shares of Class A Common Stock outstanding used in computing Adjusted Fully Distributed Net Income per Share of Class A Common Stock:	21,336,106	21,676,500	21,602,291	21,630,448

Exhibit 99.1
The following table shows the reconciliation of net income available to Class A Common Stock per share to Adjusted Fully Distributed Net Income per Share of Class A Common Stock for the periods presented:

	Three Months Ended June 30,		Fiscal Year Ended June 30,
	2022	2021	2022	2021
Net income available to Class A Common Stock per share	$2.34	$1.62	$7.60	$5.29
Impact of adjustments:
Provision for income taxes	0.67	0.50	2.24	1.64
Professional fees [1]	—	0.13	—	0.28
Acquisition and integration related expenses [2]	0.08	0.13	0.32	0.51
Stock-based compensation expense [3]	0.09	0.07	0.31	0.27
Adjustment to tax receivable agreement liability [4]	0.05	—	0.05	—
Net income attributable to non-controlling interest [5]	0.09	0.06	0.28	0.21
Fully distributed net income per share before income taxes	3.32	2.51	10.80	8.20
Impact of income tax expense on fully distributed income before income taxes [6]	(0.79)	(0.59)	(2.57)	(1.93)
Impact of increased share count [9]	(0.10)	(0.08)	(0.32)	(0.26)
Adjusted Fully Distributed Net Income per Share of Class A Common Stock	$2.43	$1.84	$7.91	$6.01

(1)	For the three months and fiscal year ended June 30, 2021, represents legal and advisory fees related to our litigation with Skier's Choice, Inc.
(2)	For the three months and fiscal year ended June 30, 2022, represents amortization of intangibles acquired in connection with the acquisition of Maverick Boat Group, Pursuit and Cobalt. For the three months and fiscal year ended June 30, 2021, represents legal and advisory fees incurred in connection with the acquisition of Maverick Boat Group and amortization of intangibles acquired in connection with the acquisition of Maverick Boat Group, Pursuit and Cobalt. Integration related expenses for the fiscal year ended June 30, 2021 include post-acquisition adjustments to cost of goods sold of $0.9 million for the fair value step up of inventory acquired from Maverick Boat Group, which was sold during the third quarter of fiscal year 2021.
(3)	Represents equity-based incentives awarded to certain of our employees under the Malibu Boats, Inc. Long-Term Incentive Plan and profit interests issued under the previously existing limited liability company agreement of the LLC.
(4)
For the three months and fiscal year ended June 30, 2022, we recognized other expense from an adjustment in our tax receivable agreement liability due to an increase in the state tax rate used in computing our future tax obligations and in turn, an increase in the future benefit we expect to pay under our tax receivable agreement with pre-IPO owners. For the three months and fiscal year ended June 30, 2021, we recognized other income from an adjustment in our tax receivable agreement liability as a result of a decrease in the estimated tax rate used in computing our future tax obligations and in turn, a decrease in the future tax benefit we expect to pay under our tax receivable agreement with pre-IPO owners.

(5)	Reflects the elimination of the non-controlling interest in the LLC as if all LLC members had fully exchanged their LLC Units for shares of Class A Common Stock.
(6)
Reflects income tax expense at an estimated normalized annual effective income tax rate of 23.8% of income before taxes for the three months and fiscal year ended June 30, 2022, and 23.6% for three months and fiscal year ended June 30, 2021, in each case assuming the conversion of all LLC Units into shares of Class A Common Stock. The estimated normalized annual effective income tax rate for three months and fiscal years ended June 30, 2022 and June 30, 2021 is based on the federal statutory rate plus a blended state rate adjusted for the research and development tax credit, the foreign derived intangible income deduction, and foreign income taxes attributable to our Australian subsidiary.

(7)	Represents the weighted average shares outstanding of LLC Units held by non-controlling interests assuming they were exchanged into Class A Common Stock on a one for one basis.
(8)	Represents the weighted average unvested restricted stock awards included in outstanding shares during the applicable period that were convertible into Class A Common Stock and granted to members of management.
(9)	Reflects impact of increased share counts assuming the exchange of all weighted average shares outstanding of LLC Units into shares of Class A Common Stock and the conversion of all weighted average unvested restricted stock awards included in outstanding shares granted to members of management.